Provident Financial Services, Inc. Announces First Quarter Earnings
and Declares Quarterly Cash Dividend

ISELIN, NJ, April 18, 2024 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $32.1 million, or $0.43 per basic and diluted share for the three months ended March 31, 2024, compared to $27.3 million, or $0.36 per basic and diluted share, for the three months ended December 31, 2023 and $40.5 million, or $0.54 per basic and diluted share, for the three months ended March 31, 2023. Net income for the trailing quarter ended December 31, 2023 was negatively impacted by a $3.0 million charge for contingent litigation reserves and a $2.0 million write-down of a foreclosed property. Transaction costs related to our pending merger with Lakeland Bancorp, Inc. (“Lakeland”) totaled $2.2 million for the three months ended March 31, 2024, compared with $2.5 million in the trailing quarter and $1.1 million for the respective 2023 period. In addition, prior year earnings for the three months ended March 31, 2023, included a $2.0 million gain recognized from the sale of a foreclosed commercial property.
Performance Highlights for the First Quarter of 2024
•The Company’s total commercial and industrial ("C&I") loan portfolio increased $72.1 million, or 11.5% annualized, to $2.51 billion as of March 31, 2024, from $2.44 billion as of December 31, 2023.
•Net interest income decreased $2.1 million to $93.7 million for the three months ended March 31, 2024, from $95.8 million for the trailing quarter as a result of one fewer day in the current quarter and higher funding costs, which more than offset the benefits of favorable loan repricing.
•The net interest margin decreased five basis points to 2.87% for the quarter ended March 31, 2024, from 2.92% for the trailing quarter.
•The weighted average yield on interest-earning assets for the quarter ended March 31, 2024 increased two basis points to 5.06%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2024 increased nine basis points to 2.80%, compared to the trailing quarter. The increase in funding costs was attributable to a decrease in lower-costing deposits, an increase in average borrowings and unfavorable repricing of deposits, reflective of current market conditions.
•As of March 31, 2024, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.08 billion, with a weighted average interest rate of 7.42%, compared to $1.09 billion, with a weighted average interest rate of 7.08% as of December 31, 2023.
•Asset quality improved in the quarter, as non-performing loans as of March 31, 2024 declined to $47.6 million, or 0.44% of total loans, compared to $49.6 million, or 0.46% of total loans as of December 31, 2023. Criticized and classified loans fell to $226.3 million, or 2.09% of loans as of March 31, 2024, from $241.3 million, or 2.22% of loans as of December 31, 2023.
•As of March 31, 2024, CRE loans related to office properties totaled $483.9 million, compared to $483.1 million as of December 31, 2023. This portfolio constitutes only 4.5% of total loans and has an average loan size of $1.9 million, with just four relationships greater than $10.0 million. Approximately 41.0% of the Company's office loans are to medical offices and the portfolio does not have significant central business district exposure. Delinquencies in the office portfolio as of March 31, 2024 were limited to four loans totaling $5.9 million.
•As of March 31, 2024, Multi-family CRE loans on New York City properties totaled $188.7 million, compared to $186.8 million as of December 31, 2023. This portfolio constitutes only 1.7% of total loans and has an average loan size of $2.8 million. Approximately $117.4 million of these loans are collateralized by rent stabilized apartments and all are performing.
•The Company recorded a $200,000 provision for credit losses on loans for the quarter ended March 31, 2024, compared to a $500,000 provision for the trailing quarter. The decrease in the provision for credit losses for the quarter was primarily attributable to an improved economic forecast for the current quarter within our Current Expected Credit Loss ("CECL") model, partially offset by an increase in specific reserves on impaired credits. The allowance for credit losses as a percentage of loans decreased to 0.98% as of March 31, 2024, from 0.99% as of December 31, 2023.
•Wealth Management and Insurance Agency income increased 8.3% and 16.9%, respectively, versus the same period in 2023. Total non-interest income was 18.2% of net revenue for the quarter ended March 31, 2024.
•The Company's annualized adjusted pre-tax, pre-provision ("PTPP") return on average assets(1) was 1.28% for the quarter ended March 31, 2024, compared to 1.25% for the quarter ended December 31, 2023.
•Annualized returns on average assets, average equity and average tangible equity(1) were 0.92%, 7.60% and 10.40%, respectively for the three months ended March 31, 2024, compared with 0.77%, 6.60% and 9.15%, respectively for the trailing quarter.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “Our first quarter results reflect strong operating performance and returns despite continuing pressure on funding costs and the net interest margin. Our team has performed admirably to manage through these conditions and continued to deliver exceptional customer service. Additionally, our asset quality remains strong and our credit risk is well managed, with limited exposure to the market segments of greatest concern in the current operating environment.”
Regarding the Company's pending merger with Lakeland, Mr. Labozzetta added, “We are delighted that all regulatory approvals required for the merger have been obtained and we are diligently moving forward with our subordinated debt offering which is a required closing condition of the merger. We are excited to complete the closing of the merger promptly to bring together two prominent high performing banks with like-minded cultures, unwavering commitment to employee and customer experience, a dedication to serving our communities, and a keen focus on financial performance and stockholder returns.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on May 31, 2024 to stockholders of record as of the close of business on April 29, 2024.
Results of Operations
Three months ended March 31, 2024 compared to the three months ended December 31, 2023
For the three months ended March 31, 2024, net income was $32.1 million, or $0.43 per basic and diluted share, compared to net income of $27.3 million, or $0.36 per basic and diluted share, for the three months ended December 31, 2023. Transaction costs related to our pending merger with Lakeland totaled $2.2 million and $2.5 million for the three months ended March 31, 2024 and December 31, 2023, respectively.
Net Interest Income and Net Interest Margin
Net interest income decreased $2.1 million to $93.7 million for the three months ended March 31, 2024, from $95.8 million for the trailing quarter. The decrease in net interest income reflected one fewer calendar day in the first quarter and a decrease in lower-costing deposits, combined with unfavorable repricing of deposits, partially offset by the favorable repricing of adjustable-rate loans.
The Company’s net interest margin decreased five basis points to 2.87% for the quarter ended March 31, 2024, from 2.92% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended March 31, 2024 increased two basis points to 5.06%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2024 increased nine basis points from the trailing quarter to 2.80%. The average cost of interest-bearing deposits for the quarter ended March 31, 2024 increased 13 basis points to 2.60%, compared to 2.47% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 2.07% for the quarter ended March 31, 2024, compared to 1.95% for the trailing quarter. The average cost of borrowed funds for the quarter ended March 31, 2024 was 3.60%, compared to 3.71% for the quarter ended December 31, 2023.

Provision for Credit Losses
For the quarter ended March 31, 2024, the Company recorded a $200,000 provision for credit losses on loans, compared with a provision for credit losses of $500,000 for the quarter ended December 31, 2023. The decrease in the provision for credit losses for the quarter was primarily attributable to an improved economic forecast for the current quarter within our CECL model, partially offset by an increase in specific reserves on impaired credits. For the three months ended March 31, 2024, net charge-offs totaled $971,000, or an annualized 4 basis points of average loans, compared with net charge-offs of $863,000, or an annualized 3 basis points of average loans, for the trailing quarter.
Non-Interest Income and Expense
For the three months ended March 31, 2024, non-interest income totaled $20.8 million, an increase of $1.8 million, compared to the trailing quarter. Insurance agency income increased $2.0 million to $4.8 million for the three months ended March 31, 2024, compared to the trailing quarter, mainly due to the receipt of contingent commissions and additional business in the current quarter. Wealth management income increased $645,000 to $7.5 million for the three months ended March 31, 2024, compared to the trailing quarter, mainly due to an increase in the average market value of assets under management during the period. Additionally, BOLI income increased $173,000 for the three months ended March 31, 2024, compared to the trailing quarter, primarily due to a benefit claim recognized in the current quarter. Partially offsetting these increases to non-interest income, other income decreased $829,000 to $798,000 for the three months ended March 31, 2024, compared to the trailing quarter, primarily due to a reduction in gains on the sale of SBA loans, while fee income decreased $190,000 to $5.9 million for the three months ended March 31, 2024, compared to the trailing quarter, primarily due to decreases in loan related fees and debit card income.
Non-interest expense totaled $71.3 million for the three months ended March 31, 2024, a decrease of $3.2 million, compared to $74.5 million for the trailing quarter. Other operating expense decreased $5.3 million to $10.3 million for the three months ended March 31, 2024, compared to $15.6 million for the trailing quarter, largely due to a prior quarter $3.0 million charge for contingent litigation reserves, combined with a prior quarter $2.0 million write-down of a foreclosed property. FDIC insurance decreased $618,000 to $2.3 million for the three months ended March 31, 2024, compared to the trailing quarter, primarily due to the FDIC special assessment of $775,000 recorded in the prior quarter, partially offset with a current quarter FDIC special assessment of $195,000. Additionally, merger expenses related to our pending merger with Lakeland decreased $275,000 to $2.2 million for the three months ended March 31, 2024, compared to the trailing quarter. Partially offsetting these decreases in non-interest expense, compensation and benefits expense increased $1.3 million to $40.0 million for the three months ended March 31, 2024, compared to $38.8 million for the trailing quarter. The increase in compensation and benefit expense was primarily due to increases in payroll taxes, employee medical benefits, stock-based compensation and salary expense, partially offset by a decrease in the accrual for incentive compensation. For the three months ended March 31, 2024, the Company recorded a $506,000 provision benefit for credit losses on off-balance sheet credit exposures, compared to a $1.4 million provision benefit for the trailing quarter. The provision benefits for credit losses on off-balance sheet credit exposures for both periods were primarily due to decreases in loans approved and awaiting closing. Additionally, net occupancy expense increased $723,000 to $8.5 million for the three months ended March 31, 2024, compared to the trailing quarter, largely due to seasonal increases in snow removal costs and Common Area Maintenance ("CAM") expense.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) totaled 1.99% for both the quarter ended March 31, 2024 and the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 60.82% for the three months ended March 31, 2024, compared to 61.32% for the trailing quarter.
Income Tax Expense
For the three months ended March 31, 2024, the Company's income tax expense was $10.9 million with an effective tax rate of 25.3%, compared with income tax expense of $12.5 million with an effective tax rate of 31.3% for the trailing quarter. The decrease in tax expense for the three months ended March 31, 2024, compared with the trailing quarter was largely due to a decrease in taxable income, combined with a discrete item related to deferred taxes on stock-based compensation recorded in the prior quarter and the 2024 sunset of the 2.5% NJ Corporate Business Tax surcharge. This prior quarter discrete item and the sunset of the 2.5% NJ Corporate Business Tax surcharge were also the primary reasons for the decrease in the effective tax rate for the three months ended March 31, 2024, compared with the trailing quarter.
Three months ended March 31, 2024 compared to the three months ended March 31, 2023
For the three months ended March 31, 2024, net income was $32.1 million, or $0.43 per basic and diluted share, compared to net income of $40.5 million, or $0.54 per basic and diluted share, for the three months ended March 31, 2023. Transaction costs related to our pending merger with Lakeland totaled $2.2 million and $1.1 million for the three months ended March 31, 2024 and March 31, 2023, respectively.
Net Interest Income and Net Interest Margin
Net interest income decreased $14.7 million to $93.7 million for the three months ended March 31, 2024, from $108.3 million for same period in 2023. The decrease in net interest income was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans and the favorable repricing of adjustable-rate loans.
The Company’s net interest margin decreased 61 basis points to 2.87% for the quarter ended March 31, 2024, from 3.48% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended March 31, 2024 increased 43 basis points to 5.06%, compared to 4.63% for the quarter ended March 31, 2023. The weighted average cost of interest-bearing liabilities increased 126 basis points for the quarter ended March 31, 2024 to 2.80%, compared to 1.54% for the first quarter of 2023. The average cost of interest-bearing deposits for the quarter ended March 31, 2024 was 2.60%, compared to 1.39% for the same period last year. Average non-interest-bearing demand deposits decreased $478.8 million to $2.07 billion for the quarter ended March 31, 2024, compared to $2.55 billion for the quarter ended March 31, 2023. The average cost of total deposits, including non-interest-bearing deposits, was 2.07% for the quarter ended March 31, 2024, compared with 1.05% for the quarter ended March 31, 2023. The average cost of borrowed funds for the quarter ended March 31, 2024 was 3.60%, compared to 2.48% for the same period last year.
Provision for Credit Losses
For the quarter ended March 31, 2024, the Company recorded a $200,000 provision for credit losses on loans, compared with a $6.0 million provision for credit losses for the quarter ended March 31, 2023. The decrease in the provision for credit losses was largely a function of the period-over-period improvement in the economic forecast. For the three months ended March 31, 2024, net charge-offs totaled $971,000, or an annualized 4 basis points of average loans, compared with net charge-offs of $671,000, or an annualized 3 basis points of average loans, for the quarter ended March 31, 2023.
Non-Interest Income and Expense
Non-interest income totaled $20.8 million for the quarter ended March 31, 2024, a decrease of $1.3 million, compared to the same period in 2023. Other income decreased $2.5 million to $798,000 for the three months ended March 31, 2024, compared to the quarter ended March 31, 2023, primarily due to a $2.0 million gain from the sale of a foreclosed commercial property which was recorded in the prior year, combined with a decrease in gains on sales of SBA loans. Fee income decreased $475,000 to $5.9 million for the three months ended March 31, 2024, compared to the prior year quarter, primarily due to decreases in commercial loan prepayment fees and deposit fee income. Partially offsetting these decreases in non-interest income, insurance agency income increased $691,000 to $4.8 million for the three months ended March 31, 2024, compared to the quarter ended March 31, 2023, largely due to an increase in business activity. Wealth management income increased $573,000 to $7.5 million for the three months ended March 31, 2024, compared to the quarter ended March 31, 2023, mainly due to an increase in the average market value of assets under management during the period, combined with an increase in mutual fund fees. Additionally, BOLI income increased $333,000 to $1.8 million three months ended March 31, 2024, compared to the prior year quarter, primarily due a benefit claim recognized in the current quarter, combined with an increase in equity valuations.

For the three months ended March 31, 2024, non-interest expense totaled $71.3 million, an increase of $1.8 million, compared to the three months ended March 31, 2023. Compensation and benefits expense increased $1.3 million to $40.0 million for three months ended March 31, 2024, compared to $38.7 million for the same period in 2023. The increase was primarily due to an increase in salary expense associated with Company-wide annual merit increases, combined with increases in the accrual for incentive compensation, payroll taxes and employee insurance, partially offset by a decrease in stock-based compensation. Data processing expense increased $1.3 million to $6.8 million for three months ended March 31, 2024, compared to $5.5 million for the same period in 2023. The increase in data processing expense was primarily due to increases in software service, telecommunication and electronic business banking expenses. Merger-related expenses related to our pending combination with Lakeland increased $1.1 million to $2.2 million for the three months ended March 31, 2024, compared to the same period in 2023. Additionally, FDIC insurance expense increased $335,000 to $2.3 million for the three months ended March 31, 2024, compared to the same period in 2023, primarily due to a current quarter FDIC special assessment of $195,000, combined with an increase in the assessment rate. Partially offsetting these increases in non-interest expense, other operating expense decreased $729,000 to $10.3 million for the three months ended March 31, 2024, compared to $11.1 million for the three months ended March 31, 2023, largely due to a decrease in professional fees, partially offset by additional expenses related to foreclosed commercial real estate properties. For the three months ended March 31, 2024, the Company recorded a $506,000 provision benefit for credit losses on off-balance sheet credit exposures, compared to a $739,000 provision charge for the same period in 2023. The $1.2 million decrease in the provision for credit losses on off-balance sheet credit exposures for the current quarter was primarily due to a decrease in loans approved and awaiting closing.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.99% for the quarter ended March 31, 2024, compared to 2.00% for the same period in 2023. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 60.82% for the three months ended March 31, 2024 compared to 51.85% for the same respective period in 2023.
Income Tax Expense
For the three months ended March 31, 2024, the Company's income tax expense was $10.9 million with an effective tax rate of 25.3%, compared with $14.5 million with an effective tax rate of 26.3% for the three months ended March 31, 2023. The decrease in tax expense for the three months ended March 31, 2024, compared with the same period last year was largely the result of a decrease in taxable income and the 2024 sunset of the 2.5% NJ Corporate Business Tax surcharge, while the decrease in the effective tax rate for the three months ended March 31, 2024, compared with the three months ended March 31, 2023, was largely due to the 2024 sunset of the 2.5% NJ Corporate Business Tax surcharge and a decrease in the proportion of income derived from taxable sources.
Asset Quality
The Company’s total non-performing loans as of March 31, 2024 were $47.6 million, or 0.44% of total loans, compared $49.6 million, or 0.46% of total loans as of December 31, 2023 and $35.5 million, or 0.35% of total loans as of March 31, 2023. The $2.0 million decrease in non-performing loans as of March 31, 2024, compared to the trailing quarter, consisted of a $4.6 million decrease in non-performing commercial loans and a $771,000 decrease in non-performing construction loans, partially offset by a $1.6 million increase in non-performing multi-family loans, a $794,000 increase in non-performing residential mortgage loans, a $787,000 increase in non-performing commercial mortgage loans and a $127,000 increase in non-performing consumer loans. As of March 31, 2024, impaired loans totaled $40.1 million with related specific reserves of $8.2 million, compared with impaired loans totaling $42.3 million with related specific reserves of $2.9 million as of December 31, 2023. As of March 31, 2023, impaired loans totaled $27.5 million with related specific reserves of $1.4 million.
As of March 31, 2024, the Company’s allowance for credit losses related to the loan portfolio was 0.98% of total loans, compared to 0.99% and 0.91% as of December 31, 2023 and March 31, 2023, respectively. The allowance for credit losses decreased $771,000 to $106.4 million as of March 31, 2024, from $107.2 million as of December 31, 2023. The decrease in the allowance for credit losses on loans at March 31, 2024 compared to December 31, 2023 was due to net charge-offs of $971,000, partially offset by a $200,000 provision for credit losses.

The following table shows accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	March 31, 2024		December 31, 2023		March 31, 2023
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	3	$5,052	1	$825	1	$3,000
Multi-family mortgage loans	4	12,069	1	3,815	1	3,875
Construction loans	—	—	—	—	—	—
Residential mortgage loans	11	3,568	13	3,429	9	2,064
Total mortgage loans	18	20,689	15	8,069	11	8,939
Commercial loans	11	4,493	6	998	4	1,070
Consumer loans	22	803	31	875	22	2,106
Total 30 to 59 days past due	51	$25,985	52	$9,942	37	$12,115

60 to 89 days past due:
Commercial mortgage loans	3	$1,148	—	$—	4	$1,528
Multi-family mortgage loans	—	—	1	1,635	1	785
Construction loans	—	—	—	—	—	—
Residential mortgage loans	6	804	8	1,208	6	639
Total mortgage loans	9	1,952	9	2,843	11	2,952
Commercial loans	3	332	3	198	2	3,028
Consumer loans	8	755	5	275	1	150
Total 60 to 89 days past due	20	3,039	17	3,316	14	6,130
Total accruing past due loans	71	$29,024	69	$13,258	51	$18,245

Non-accrual:
Commercial mortgage loans	8	$5,938	7	$5,151	5	$6,815
Multi-family mortgage loans	2	2,355	1	744	1	1,548
Construction loans	—	—	1	771	2	1,874
Residential mortgage loans	10	1,647	7	853	12	1,744
Total mortgage loans	20	9,940	16	7,519	20	11,981
Commercial loans	21	36,892	26	41,487	30	23,129
Consumer loans	11	760	10	633	10	346
Total non-accrual loans	52	$47,592	52	$49,639	60	$35,456

Non-performing loans to total loans		0.44%		0.46%		0.35%
Allowance for loan losses to total non-performing loans		223.63%		215.96%		261.61%
Allowance for loan losses to total loans		0.98%		0.99%		0.91%
As of March 31, 2024 and December 31, 2023, the Company held foreclosed assets of $11.3 million and $11.7 million, respectively. During the three months ended March 31, 2024, there were two properties sold with an aggregate carrying value of $327,000. Foreclosed assets as of March 31, 2024 consisted primarily of commercial real estate. Total non-performing assets as of March 31, 2024 decreased $2.4 million to $58.9 million, or 0.42% of total assets, from $61.3 million, or 0.43% of total assets as of December 31, 2023.

Balance Sheet Summary
Total assets as of March 31, 2024 were $14.13 billion, a $79.9 million decrease from December 31, 2023. The decrease in total assets was primarily due to a $33.6 million decrease in total investments and a $31.0 million decrease in total loans.
The Company’s loan portfolio totaled $10.84 billion as of March 31, 2024 and $10.87 billion as of December 31, 2023. The loan portfolio consisted of the following:

	March 31, 2024	December 31, 2023
	(Dollars in thousands)
Mortgage loans:
Commercial	$4,353,799	$4,512,411
Multi-family	1,825,888	1,812,500
Construction	711,417	653,246
Residential	1,152,185	1,164,956
Total mortgage loans	8,043,289	8,143,113
Commercial loans	2,514,550	2,442,406
Consumer loans	295,125	299,164
Total gross loans	10,852,964	10,884,683
Premiums on purchased loans	1,439	1,474
Net deferred fees and unearned discounts	(11,696)	(12,456)
Total loans	$10,842,707	$10,873,701
During the three months ended March 31, 2024, the loan portfolio had net decreases of $158.6 million of commercial mortgage loans, $12.8 million of residential mortgage loans, and $4.0 million of consumer loans, partially offset by net increases of $72.1 million of commercial loans, $58.2 million of construction loans, and $13.4 million of multi-family loans. All commercial loans, which consist of commercial real estate, multi-family, commercial and construction loans, represented 86.7% of the loan portfolio as of March 31, 2024, compared to 86.5% as of December 31, 2023.
For the three months ended March 31, 2024, loan funding, including advances on lines of credit, totaled $622.7 million, compared with $809.2 million for the same period in 2023.
As of March 31, 2024, the Company’s unfunded loan commitments totaled $1.97 billion, including commitments of $1.14 billion in commercial loans, $486.9 million in construction loans and $49.9 million in commercial mortgage loans. Unfunded loan commitments as of December 31, 2023 and March 31, 2023 were $2.09 billion and $2.05 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.08 billion as of March 31, 2024, compared to $1.09 billion and $1.54 billion as of December 31, 2023 and March 31, 2023, respectively.
Total investment securities were $2.10 billion as of March 31, 2024, a $33.6 million decrease from December 31, 2023. This decrease was primarily due to repayments of mortgage-backed securities, an increase in unrealized losses on available for sale debt securities and maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities.
Total deposits decreased $193.6 million during the three months ended March 31, 2024, to $10.10 billion. The decrease in total deposits was primarily due to a decrease in brokered deposits of $98.0 million and a decrease in municipal deposits of $57.0 million. Total savings and demand deposit accounts decreased $129.7 million to $9.07 billion as of March 31, 2024, while total time deposits decreased $64.0 million to $1.03 billion as of March 31, 2024. The decrease in savings and demand deposits consisted of a $149.1 million decrease in non-interest-bearing demand deposits and a $14.7 million decrease in savings deposits, partially offset by a $28.6 million increase in interest bearing demand deposits and a $5.5 million increase in money market deposits. The decrease in time deposits consisted of an $84.8 million decrease in brokered time deposits, partially offset by a $20.9 million increase in retail time deposits.
Borrowed funds increased $88.1 million during the three months ended March 31, 2024, to $2.06 billion. The increase in borrowings was largely due to asset funding requirements. Borrowed funds represented 14.6% of total assets as of March 31, 2024, an increase from 13.9% as of December 31, 2023.
Stockholders’ equity increased $4.6 million during the three months ended March 31, 2024, to $1.70 billion, primarily due to net income earned for the period, partially offset by an increase in unrealized losses on available for sale debt securities and cash dividends paid to stockholders. For the three months ended March 31, 2024, common stock repurchases totaled 86,325 shares at an average cost of $14.84 per share, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. As of March 31, 2024, approximately 1.0 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) as of March 31, 2024 were $22.33 and $16.30, respectively, compared with $22.38 and $16.32, respectively, as of December 31, 2023.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, April 19, 2024 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2024. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the effects of the recent turmoil in the banking industry, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the ability to complete, or any delays in completing, the pending merger between the Company and Lakeland; any failure to realize the anticipated benefits of the pending merger transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the pending merger transaction may be more expensive to complete than anticipated, including as a result of conditions imposed by regulators, unexpected conditions, factors or events, diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies; and the impact of a potential shutdown of the federal government.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	As of or for the Three months ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Statement of Income
Net interest income	$93,670	$95,788	$108,324
Provision for credit losses	186	497	6,001
Non-interest income	20,807	18,968	22,152
Non-interest expense	71,321	74,491	69,485
Income before income tax expense	42,970	39,768	54,990
Net income	32,082	27,312	40,536
Diluted earnings per share	$0.43	$0.36	$0.54
Interest rate spread	2.26%	2.33%	3.09%
Net interest margin	2.87%	2.92%	3.48%

Profitability
Annualized return on average assets	0.92%	0.77%	1.20%
Annualized return on average equity	7.60%	6.60%	10.11%
Annualized return on average tangible equity (1)	10.40%	9.15%	14.10%
Annualized adjusted non-interest expense to average assets (3)	1.99%	1.98%	2.00%
Efficiency ratio (4)	60.82%	61.32%	51.85%

Asset Quality
Non-accrual loans	$47,592	$49,639	$35,456
90+ and still accruing	—	—	—
Non-performing loans	47,592	49,639	35,456
Foreclosed assets	11,324	11,651	13,743
Non-performing assets	58,916	61,290	49,199
Non-performing loans to total loans	0.44%	0.46%	0.35%
Non-performing assets to total assets	0.42%	0.43%	0.36%
Allowance for loan losses	$106,429	$107,200	$92,758
Allowance for loan losses to total non-performing loans	223.63%	215.96%	261.61%
Allowance for loan losses to total loans	0.98%	0.99%	0.91%
Net loan charge-offs	$971	$863	$671
Annualized net loan charge-offs to average total loans	0.04%	0.03%	0.03%

Average Balance Sheet Data
Assets	$14,093,767	$14,114,626	$13,732,708
Loans, net	10,668,992	10,660,201	10,093,856
Earning assets	12,862,910	12,823,541	12,418,530
Core deposits	9,129,244	9,210,315	9,720,797
Borrowings	1,940,981	1,873,822	1,224,279
Interest-bearing liabilities	10,074,106	10,020,726	9,264,564
Stockholders' equity	1,698,170	1,642,854	1,626,370
Average yield on interest-earning assets	5.06%	5.04%	4.63%
Average cost of interest-bearing liabilities	2.80%	2.71%	1.54%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Total stockholders' equity	$1,695,162	$1,690,596	$1,640,080
Less: total intangible assets	457,239	457,942	460,132
Total tangible stockholders' equity	$1,237,923	$1,232,654	$1,179,948

Shares outstanding	75,928,193	75,537,186	75,467,890

Book value per share (total stockholders' equity/shares outstanding)	$22.33	$22.38	$21.73
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$16.30	$16.32	$15.64

(2) Annualized Return on Average Tangible Equity
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Total average stockholders' equity	$1,698,170	$1,642,854	$1,626,370
Less: total average intangible assets	457,695	458,410	460,631
Total average tangible stockholders' equity	$1,240,475	$1,184,444	$1,165,739

Net income	$32,082	$27,312	$40,536

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	10.40%	9.15%	14.10%

(3) Annualized Pre-Tax, Pre-Provision ("PTPP") Return on Average Assets
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net income	$32,082	$27,312	$40,536
Adjustments to net income:
Provision for credit losses	186	497	6,001
Credit loss (benefit) expense for off-balance sheet credit exposure	(506)	(1,360)	739
Merger-related transaction costs	2,202	2,477	1,100
Contingent litigation reserves	—	3,000	—
Income tax expense	10,888	12,456	14,454
PTPP income	$44,852	$44,382	$62,830

Annualized PTPP income	$180,394	$176,081	$254,811
Average assets	$14,093,767	$14,114,626	$13,732,708

Annualized PTPP return on average assets	1.28%	1.25%	1.86%

(4) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Reported non-interest expense	$71,321	$74,491	$69,485
Adjustments to non-interest expense:
Credit loss (benefit) expense for off-balance sheet credit exposures	(506)	(1,360)	739
Merger-related transaction costs	2,202	2,477	1,100
Contingent litigation reserves	$—	$3,000	$—
Adjusted non-interest expense	$69,625	$70,374	$67,646

Annualized adjusted non-interest expense	$280,030	$279,201	$274,342

Average assets	$14,093,767	$14,114,626	$13,732,708

Annualized adjusted non-interest expense/average assets	1.99%	1.98%	2.00%

(5) Efficiency Ratio Calculation
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net interest income	$93,670	$95,788	$108,324
Non-interest income	20,807	18,968	22,152
Total income	$114,477	$114,756	$130,476

Adjusted non-interest expense	$69,625	$70,374	$67,646

Efficiency ratio (adjusted non-interest expense/income)	60.82%	61.32%	51.85%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2024 (Unaudited) and December 31, 2023
(Dollars in Thousands)

Assets	March 31, 2024	December 31, 2023
Cash and due from banks	$158,306	$180,241
Short-term investments	46	14
Total cash and cash equivalents	158,352	180,255
Available for sale debt securities, at fair value	1,666,306	1,690,112
Held to maturity debt securities, net (fair value of $341,459 as of March 31, 2024 (unaudited) and $352,601 as of December 31, 2023)	354,671	363,080
Equity securities, at fair value	1,341	1,270
Federal Home Loan Bank stock	77,750	79,217
Loans	10,842,707	10,873,701
Less allowance for credit losses	106,429	107,200
Net loans	10,736,278	10,766,501
Foreclosed assets, net	11,324	11,651
Banking premises and equipment, net	69,487	70,998
Accrued interest receivable	58,677	58,966
Intangible assets	457,239	457,942
Bank-owned life insurance	243,513	243,050
Other assets	295,980	287,768
Total assets	$14,130,918	$14,210,810

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$7,905,961	$8,020,889
Savings deposits	1,160,951	1,175,683
Certificates of deposit of $250,000 or more	223,639	218,549
Other time deposits	808,341	877,393
Total deposits	10,098,892	10,292,514
Mortgage escrow deposits	43,881	36,838
Borrowed funds	2,058,098	1,970,033
Subordinated debentures	10,744	10,695
Other liabilities	224,141	210,134
Total liabilities	12,435,756	12,520,214

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,928,193 shares outstanding as of March 31, 2024 and 75,537,186 outstanding as of December 31, 2023.	832	832
Additional paid-in capital	990,582	989,058
Retained earnings	988,480	974,542
Accumulated other comprehensive loss	(151,585)	(141,115)
Treasury stock	(129,062)	(127,825)
Unallocated common stock held by the Employee Stock Ownership Plan	(4,085)	(4,896)
Common Stock acquired by the Directors' Deferred Fee Plan	(2,546)	(2,694)
Deferred Compensation - Directors' Deferred Fee Plan	2,546	2,694
Total stockholders' equity	1,695,162	1,690,596
Total liabilities and stockholders' equity	$14,130,918	$14,210,810

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended March 31, 2024, December 31, 2023 and March 31, 2023
(Dollars in Thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Interest and dividend income:
Real estate secured loans	$107,456	$109,112	$95,988
Commercial loans	36,100	34,939	28,683
Consumer loans	4,523	5,020	4,242
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	12,330	12,042	11,430
Held to maturity debt securities	2,268	2,303	2,368
Deposits, federal funds sold and other short-term investments	1,182	755	845
Total interest income	163,859	164,171	143,556

Interest expense:
Deposits	52,534	50,579	27,510
Borrowed funds	17,383	17,527	7,476
Subordinated debt	272	277	246
Total interest expense	70,189	68,383	35,232
Net interest income	93,670	95,788	108,324
Provision charge for credit losses	186	497	6,001
Net interest income after provision for credit losses	93,484	95,291	102,323

Non-interest income:
Fees	5,912	6,102	6,387
Wealth management income	7,488	6,843	6,915
Insurance agency income	4,793	2,759	4,102
Bank-owned life insurance	1,817	1,644	1,484
Net gain on securities transactions	(1)	(7)	(5)
Other income	798	1,627	3,269
Total non-interest income	20,807	18,968	22,152

Non-interest expense:
Compensation and employee benefits	40,048	38,773	38,737
Net occupancy expense	8,520	7,797	8,410
Data processing expense	6,783	6,457	5,508
FDIC Insurance	2,272	2,890	1,937
Amortization of intangibles	705	721	762
Advertising and promotion expense	966	1,100	1,232
Credit loss (benefit) expense for off-balance sheet exposures	(506)	(1,360)	739
Merger-related expenses	2,202	2,477	1,100
Other operating expenses	10,331	15,636	11,060
Total non-interest expense	71,321	74,491	69,485
Income before income tax expense	42,970	39,768	54,990
Income tax expense	10,888	12,456	14,454
Net income	$32,082	$27,312	$40,536

Basic earnings per share	$0.43	$0.36	$0.54
Average basic shares outstanding	75,260,029	74,995,705	74,645,336

Diluted earnings per share	$0.43	$0.36	$0.54
Average diluted shares outstanding	75,275,660	75,041,545	74,702,527

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$87,848	$1,182	5.41%	$54,998	$745	5.37%	$72,022	$845	4.76%
Federal funds sold and other short-term investments	21	—	—%	838	10	4.39%	29	—	3.70%
Available for sale debt securities	1,673,950	10,022	2.39%	1,647,906	9,858	2.39%	1,808,619	10,402	2.30%
Held to maturity debt securities, net (1)	357,246	2,268	2.54%	364,433	2,303	2.53%	383,907	2,368	2.47%
Equity securities, at fair value	1,099	—	—%	1,016	—	—%	991	—	—%
Federal Home Loan Bank stock	73,754	2,308	12.52%	94,149	2,184	9.28%	59,106	1,028	6.96%
Net loans: (2)
Total mortgage loans	7,990,218	107,456	5.33%	8,028,300	109,112	5.34%	7,643,140	95,988	5.02%
Total commercial loans	2,381,965	36,100	6.03%	2,329,430	34,939	5.90%	2,146,658	28,683	5.37%
Total consumer loans	296,809	4,523	6.13%	302,471	5,020	6.58%	304,058	4,242	5.66%
Total net loans	10,668,992	148,079	5.51%	10,660,201	149,071	5.50%	10,093,856	128,913	5.12%
Total interest-earning assets	$12,862,910	$163,859	5.06%	$12,823,541	$164,171	5.04%	$12,418,530	$143,556	4.63%

Non-Interest Earning Assets:
Cash and due from banks	116,563			111,610			142,953
Other assets	1,114,294			1,179,475			1,171,225
Total assets	$14,093,767			$14,114,626			$13,732,708

Interest-Bearing Liabilities:
Demand deposits	$5,894,062	$41,566	2.84%	$5,856,916	$39,648	2.69%	$5,771,582	$21,920	1.54%
Savings deposits	1,163,181	637	0.22%	1,183,857	602	0.20%	1,398,419	453	0.13%
Time deposits	1,065,170	10,331	3.90%	1,095,468	10,329	3.74%	859,773	5,137	2.42%
Total Deposits	8,122,413	52,534	2.60%	8,136,241	50,579	2.47%	8,029,774	27,510	1.39%

Borrowed funds	1,940,981	17,383	3.60%	1,873,822	17,527	3.71%	1,224,279	7,476	2.48%
Subordinated debentures	10,712	272	10.23%	10,663	277	10.27%	10,511	246	9.51%
Total interest-bearing liabilities	10,074,106	70,189	2.80%	10,020,726	68,383	2.71%	9,264,564	35,232	1.54%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,072,001			2,169,542			2,550,796
Other non-interest bearing liabilities	249,490			281,504			290,978
Total non-interest bearing liabilities	2,321,491			2,451,046			2,841,774
Total liabilities	12,395,597			12,471,772			12,106,338
Stockholders' equity	1,698,170			1,642,854			1,626,370
Total liabilities and stockholders' equity	$14,093,767			$14,114,626			$13,732,708

Net interest income		$93,670			$95,788			$108,324

Net interest rate spread			2.26%			2.33%			3.09%
Net interest-earning assets	$2,788,804			$2,802,815			$3,153,966

Net interest margin (3)			2.87%			2.92%			3.48%

Ratio of interest-earning assets to total interest-bearing liabilities	1.28x			1.28x			1.34x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	2.87%	2.79%	2.67%	2.53%	2.52%
Net loans	5.51%	5.50%	5.37%	5.24%	5.12%
Total interest-earning assets	5.06%	5.04%	4.89%	4.73%	4.63%

Interest-Bearing Liabilities:
Total deposits	2.60%	2.47%	2.22%	1.85%	1.39%
Total borrowings	3.60%	3.71%	3.74%	3.41%	2.48%
Total interest-bearing liabilities	2.80%	2.71%	2.50%	2.13%	1.54%

Interest rate spread	2.26%	2.33%	2.39%	2.60%	3.09%
Net interest margin	2.87%	2.92%	2.96%	3.11%	3.48%

Ratio of interest-earning assets to interest-bearing liabilities	1.28x	1.28x	1.30x	1.31x	1.34x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	March 31, 2024			March 31, 2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$87,848	$1,182	5.41%	$72,022	$845	4.76%
Federal funds sold and other short term investments	21	—	—%	29	—	3.70%
Available for sale debt securities	1,673,950	10,022	2.39%	1,808,619	10,402	2.30%
Held to maturity debt securities, net (1)	357,246	2,268	2.54%	383,907	2,368	2.47%
Equity securities, at fair value	1,099	—	—%	991	—	—%
Federal Home Loan Bank stock	73,754	2,308	12.52%	59,106	1,028	6.96%
Net loans: (2)
Total mortgage loans	7,990,218	107,456	5.33%	7,643,140	95,988	5.02%
Total commercial loans	2,381,965	36,100	6.03%	2,146,658	28,683	5.37%
Total consumer loans	296,809	4,523	6.13%	304,058	4,242	5.66%
Total net loans	10,668,992	148,079	5.51%	10,093,856	128,913	5.12%
Total interest-earning assets	$12,862,910	$163,859	5.06%	$12,418,530	$143,556	4.63%

Non-Interest Earning Assets:
Cash and due from banks	116,563			142,953
Other assets	1,114,294			1,171,225
Total assets	$14,093,767			$13,732,708

Interest-Bearing Liabilities:
Demand deposits	$5,894,062	$41,566	2.84%	$5,771,582	$21,920	1.54%
Savings deposits	1,163,181	637	0.22%	1,398,419	453	0.13%
Time deposits	1,065,170	10,331	3.90%	859,773	5,137	2.42%
Total deposits	8,122,413	52,534	2.60%	8,029,774	27,510	1.39%
Borrowed funds	1,940,981	17,383	3.60%	1,224,279	7,476	2.48%
Subordinated debentures	10,712	272	10.23%	10,511	246	9.51%
Total interest-bearing liabilities	$10,074,106	$70,189	2.80%	$9,264,564	$35,232	1.54%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,072,001			2,550,796
Other non-interest bearing liabilities	249,490			290,978
Total non-interest bearing liabilities	2,321,491			2,841,774
Total liabilities	12,395,597			12,106,338
Stockholders' equity	1,698,170			1,626,370
Total liabilities and stockholders' equity	$14,093,767			$13,732,708

Net interest income		$93,670			$108,324

Net interest rate spread			2.26%			3.09%
Net interest-earning assets	$2,788,804			$3,153,966

Net interest margin (3)			2.87%			3.48%

Ratio of interest-earning assets to total interest-bearing liabilities	1.28x			1.34x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Three Months Ended
	March 31, 2024	March 31, 2023	March 31, 2022
Interest-Earning Assets:
Securities	2.87%	2.52%	1.47%
Net loans	5.51%	5.12%	3.80%
Total interest-earning assets	5.06%	4.63%	3.23%

Interest-Bearing Liabilities:
Total deposits	2.60%	1.39%	0.25%
Total borrowings	3.60%	2.48%	0.86%
Total interest-bearing liabilities	2.80%	1.54%	0.29%

Interest rate spread	2.26%	3.09%	2.94%
Net interest margin	2.87%	3.48%	3.02%

Ratio of interest-earning assets to interest-bearing liabilities	1.28x	1.34x	1.39x